                      STONE ARCADE ACQUISITION CORPORATION
                       c/o Stone-Kaplan Investments, LLC
                        One Northfield Plaza, Suite 480
                              Northfield, IL 60093


                                 August 8, 2005


VIA TELECOPY (202) 942-9516
---------------------------

Mr. John D. Reynolds
United States Securities and
Exchange Commission
100 F Street, NE
Washington, D.C. 20549-3651


RE:  Stone Arcade Acquisition Corporation (the "Company")
     Registration Statement on Form S-1
     (File No. 333-124601) (the "Registration Statement")
     ----------------------------------------------------

Dear Mr. Reynolds:

     On August 2, 2005, the Company requested acceleration of the effective date and time of the Registration Statement to Thursday, August 4, 2005. The Company hereby withdraws such request until further notice.

                                        Very truly yours,


                                        STONE ARCADE ACQUISITION CORPORATION


                                        By: /s/ Roger W. Stone
                                           ---------------------
                                           Name: Roger W. Stone
                                           Title: Chairman of the Board &
                                                  Chief Executive Officer

                            MORGAN JOSEPH & CO. INC.
                          600 Fifth Avenue, 19th Floor
                            New York, New York 10020

                                                       August 8, 2005

VIA TELECOPY (202) 942-9516
---------------------------

Mr. John D. Reynolds
United States Securities and
Exchange Commission
100 F Street, NE
Washington, D.C. 20549-3651


RE:   Stone Arcade Acquisition Corporation (the "Company")
      Registration Statement on Form S-1
      (File No. 333-124601) (the "Registration Statement")
      ----------------------------------------------------

Dear Mr. Reynolds:

     In connection with the Registration Statement on Form S-1 of Stone Arcade Acquisition Corporation (the "Company"), on August 2, 2005, the undersigned, acting as one of the underwriters of the offering, joined in the Company's request for acce1eration of the effective date and time of the Registration Statement to Thursday, August 4, 2005. The undersigned hereby withdraws such request until further notice.

                              Very truly yours,

                              MORGAN JOSEPH & CO. INC.



                              By: /s/ Mary Lou Malanoski
                                 -------------------------
                                 Name: Mary Lou Malanoski
                                 Title: Managing Director